Exhibit 10.5

RESTRICTED STOCK AMENDMENT AGREEMENT

THIS RESTRICTED STOCK AMENDMENT AGREEMENT (the “Agreement”) dated as of February 20, 2009, is between Career Education Corporation, a Delaware corporation (the “Company”), and Gary E. McCullough, an employee of the Company (the “Participant”). Capitalized terms used but not defined herein shall have meaning given to such terms in that certain Restricted Stock Agreement dated March 7, 2007 between the Company and the Participant (the “Award Agreement”), which Award Agreement addresses the Participant’s Restricted Stock Signing Bonus Grant.

WHEREAS, the Company and the Participant desire to amend the Award Agreement to increase the threshold upon which a Change in Control occurs from twenty percent (20%) to thirty-five percent (35%).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Amendment of “Change in Control” Definition. Effective as of the date hereof, the phrase “twenty percent (20%)” in clause (a) of the definition of “Change in Control” set forth in Exhibit A to the Award Agreement is hereby amended to read “thirty-five percent (35%)”.

2. Acknowledgement. The parties hereto hereby acknowledge that one of the Company’s stockholders has recently reported in a filing with the Securities and Exchange Commission that it is the beneficial owner of stock representing approximately eighteen percent (18%) of the voting power of the Company’s outstanding securities.

3. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois (other than its laws respecting choice of law).

4. Entire Agreement. This Agreement constitutes the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this matter.

5. Amendment. Any amendment to this Agreement shall be in writing and signed by the Company and the Participant.

6. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

7. Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed on the Participant or a Representative, and all rights granted to the Company hereunder, shall be binding upon the Participant’s or the Representative’s heirs, legal representatives and successors.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.

CAREER EDUCATION CORPORATION

By:
Name:
Its:

PARTICIPANT:

By:
Gary E. McCullough

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